Exhibit 107

Calculation of Filing Fee Table
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
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A. O. Smith Corporation
(Exact name of registrant as specified in its charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $1.00 par value per share	Other (2)	2,400,000 (1)	$89.18 (2)	$214,032,000.00	0.0001476	$31,591.12
Total Offering Amounts				—	$214,032,000.00	—	$31,591.12
Total Fee Offsets				—	—	—	—
Net Fee Due				—	—	—	$31,591.12
(1)Represents 2,400,000 additional shares of A. O. Smith Corporation Common Stock issuable under the A. O. Smith Combined Incentive Compensation Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of additional shares of Common Stock that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the anti-dilution provisions of the A. O. Smith Combined Incentive Compensation Plan.
(2)Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee based on the average of the high and low prices for A. O. Smith Corporation Common Stock on the New York Stock Exchange on March 28, 2024.